UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 7, 2004

Shells Seafood Restaurants, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-28258	65-0427966
(Commission File Number)	(IRS Employer Identification No.)

16313 North Dale Mabry Highway, Suite 100, Tampa, FL	33618
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s Telephone Number, Including Area Code)

(813) 961-0944

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

In order to raise additional capital that will be used to refurbish several of our restaurants, we entered into a number of Securities and Debenture Purchase Agreements with certain outside investors for the sale of (i) up to $2,300,000 of convertible debentures, and (ii) warrants to purchase up to an aggregate of 1,150,000 shares of our common stock. Pursuant to the terms of such purchase agreement, each investor is entitled to receive one warrant for every $2 principal amount of debentures purchased by such investor. Casimir Capital, L.P. acted as the placement agent in connection with the offering. Until the maturity date of the debentures, the placement agent has the right to place up to $200,000 principal amount of additional debentures, which shall in turn cause us to issue up to 100,000 additional warrants.

On December 7, 2004, we sold $2,375,000 principal amount of debentures and warrants to purchase 1,187,500 shares of our common stock. We received net proceeds of $2,010,500 from such sale.

The debentures bear interest at 12%, and mature on the earlier of: (i) April 5, 2005, (ii) the closing of an additional round of financing of no less than $1,500,000, or (iii) upon the occurrence of an event of default. In the event that we, on or prior to the maturity date, consummate the sale of shares of capital stock (other than a sale of capital stock to our officers, directors, employees or consultants in connection with their provision of services to us) resulting in net proceeds to us of at least $250,000, then the outstanding principal amount of the debentures and all accrued and unpaid interest thereunder as of the closing date of such future financing shall, at the sole option of the holder of the debenture, convert in whole or in part, at the sole option of the holder of the debenture, into shares of the capital stock sold in such future financing. The number of shares of capital stock to be issued to the holder of the debenture in respect of such conversion shall be equal to the quotient, rounded down to the nearest whole share, obtained by dividing (i) the outstanding principal amount of the debentures and all accrued and unpaid interest thereunder as of the closing date of such future financing, by (ii) 100% of the price per share or per unit paid by the investors purchasing capital stock in such future financing.

The warrants are exercisable until December 7, 2007. The warrants have an exercise price equal to 80% of the price per share or unit in our next round of equity financing resulting in net proceeds to us of at least $250,000, provided that such exercise price shall not be greater than $0.80 per share or less than $0.45 per share. In the event that such financing is not completed on or before September 4, 2005, the investors have the right to assign an exercise price for the warrants equal to 65% of the closing price of our common stock on September 4, 2005 (or the previous business day if September 4, 2005 is not a business day), provided that such exercise price shall not be greater than $0.80 per share or less than $0.45 per share. The exercise price of the warrants and the number of underlying shares of common stock is subject to adjustment if we issue common stock or common stock equivalents at a price below the warrant exercise price in effect immediately prior to such issuance. The investors have “piggyback” registration rights with respect to the shares of common stock issuable upon the exercise of the warrants.

As compensation for their services as placement agent in the offering and future consulting services to us, the placement agent received cash fees and warrants substantially identical to those received by the investors. We expect to record a one-time charge of $265,000 with respect to the warrants issued to the investors. In addition, we expect to record a one-time charge of $175,000 with respect to the warrants issued to the placement agent; of which $53,000 is attributed to the warrants issued in connection with the placement fee and $122,000 is attributed to the warrants issued in connection with the consulting fee.

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

The sale of debentures and warrants described above were offered and sold to the investors in a private placement transaction made in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933 and Rule 506 promulgated thereunder. Each of the investors is either an accredited investor as defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, or a qualified institutional buyer as defined in Rule 144A under the Securities Act of 1933.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Business Acquired.

None

(b)	Pro forma Financial Information.

None

(c)	Exhibits.

Exhibit	Description
2.1	Form of Securities and Debenture Purchase Agreement

2.2	Form of Stock Purchase Warrant

2.3	Form of 12% Convertible Debenture

99.1	Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 8, 2004	Shells Seafood Restaurants, Inc.

	By:	/s/ Warren R. Nelson
Warren R. Nelson Chief Financial Officer